Exhibit 99.1
Filed by: Compellent Technologies, Inc.
Pursuant to Rule 14a-12
under the Securities Exchange Act of 1934
Subject Company: Compellent Technologies, Inc.
Commission File No. 001-33685
FOR RELEASE DEC. 16, 2010, 8:00 AM ET

News Release
COMPELLENT ADOPTS STOCKHOLDER RIGHTS PLAN
EDEN PRAIRIE, Minn., Dec. 16, 2010 — Compellent Technologies, Inc. (NYSE: CML) today announced that its Board of Directors has adopted a Stockholder Rights Plan (“Rights Plan”) under which all stockholders of record as of Dec. 27, 2010 will receive rights to purchase shares of a new series of preferred stock.
The Rights Plan is designed to ensure that all Compellent stockholders receive fair and equal treatment in the event that an unsolicited attempt is made to acquire Compellent. The Rights Plan was adopted pursuant to the Merger Agreement with a wholly-owned subsidiary of Dell Inc. It is intended to provide the Board of Directors with sufficient time to evaluate alternatives and to maximize value to stockholders.
Under the Rights Plan, the Board of Directors declared a non-taxable dividend of one right for each outstanding share of Compellent common stock to stockholders of record as of the close of business on Dec. 27, 2010. Initially, these Rights will not be exercisable and will trade with the shares of Compellent common stock. The Rights will be exercisable only if a person or group acquires 15 percent or more of Compellent’s common stock or announces a tender offer for 15 percent or more of Compellent’s common stock other than Dell Inc. or one of its affiliates. Once exercisable, each Right will entitle the holder to purchase from Compellent one one-hundredth of a share of preferred stock.
The Rights Plan permits the acquisition of control of Compellent by Dell Inc. or one of its affiliates pursuant to the terms and conditions of the Merger Agreement. If a person or group, other than Dell Inc. or one of its affiliates (an “Acquiring Person”), acquires 15 percent or more of Compellent’s common stock, then each holder of a Right (other than the Acquiring Person) would be entitled to purchase, at the exercise price of the Right, such number of shares of Compellent common stock having a current value of twice the exercise price of the Right. In addition, if a person or group becomes an Acquiring Person, then until such Acquiring Person acquires 50 percent or more of Compellent’s common stock, the Board of Directors can exchange the Rights, in part or in whole, for Compellent common stock. If Compellent is acquired in a merger or other business combination transaction, other than by Dell Inc. or one of its affiliates, each holder of a Right (other than the Acquiring Person) would then be entitled to purchase, at the exercise price of the Right, such number of shares of the acquiring company’s common stock having a current value of twice the exercise price of the Right. The Board of Directors may redeem the Rights or terminate the Rights Plan at any time before a person or group becomes an Acquiring Person. The Rights will expire on Dec. 27, 2011, one year from the record date.
About Compellent
Compellent Technologies (NYSE: CML) provides Fluid Data storage solutions that automate the movement and management of data at a granular level, enabling organizations to constantly adapt to change, reduce costs and secure information against downtime and disaster. This patented, built-in storage intelligence delivers significant efficiency, scalability and flexibility. With an all-channel sales network in 35 countries, Compellent is one of the fastest growing enterprise storage companies in the world. For more information and news, visit www.compellent.com and www.compellent.com/news.
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Contact Information:

Liem Nguyen	Patty Barry
Compellent Technologies	Matter Communications
952.294.2851	978-499-9250, x231
Liem.Nguyen@compellent.com	Patty@matternow.com
Cautionary Statement Regarding Forward-Looking Statements
     Statements in this press release that relate to future results and events are forward-looking statements made within the meaning of Section 21E of the Securities Exchange Act of 1934 based on the expected benefits of the Rights Plan and the ability of the Rights Plan to maximize stockholder value in the event of a takeover of Compellent. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. Such forward-looking statements are not guarantees of future events. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors: the stockholders of Compellent may not adopt the Merger Agreement with a wholly-owned subsidiary of Dell Inc.; the parties may be unable to obtain governmental and regulatory approvals required for the merger (the “Merger”), or required governmental and regulatory approvals may delay the Merger or result in the imposition of conditions that could cause the parties to abandon the Merger; the parties may be unable to complete the Merger because, among other reasons, conditions to the closing of the Merger may not be satisfied or waived; the possibility that the expected synergies from the proposed Merger will not be realized, or will not be realized within the anticipated time period, or the risk that the businesses will not be integrated successfully; the possibility of disruption from the Merger making it more difficult to maintain business and operational relationships; developments beyond the parties’ control, including but not limited to, changes in domestic or global economic conditions, competitive conditions and consumer preferences; and other risks that are described in Compellent’s Annual Report on Form 10-K for the year ended December 31, 2009 and in its subsequently filed reports with the Securities and Exchange Commission (the “SEC”). Compellent undertakes no obligation to update these forward-looking statements except to the extent otherwise required by law.
Important Additional Information
     In connection with the proposed Merger with a wholly-owned subsidiary of Dell Inc., Compellent intends to file a proxy statement with the SEC. Additionally, Compellent and Dell will file other relevant materials in connection with the proposed acquisition of Compellent by Dell pursuant to the terms of the Merger Agreement. INVESTORS AND STOCKHOLDERS OF COMPELLENT ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO.
     Investors and stockholders may obtain free copies of the proxy statement and other documents filed by the parties (when available), at the SEC’s Web site at www.sec.gov or at Compellent’s Web site at www.compellent.com/investors. The proxy statement and such other documents may also be obtained, when available, for free from Compellent by directing such request to Investor Relations, 7625 Smetana Lane, Eden Prairie, MN 55344-3712, telephone: (952) 294-3300.
     Compellent, Dell and their respective directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from Compellent’s stockholders in connection with the proposed transaction. Further, such parties may have direct or indirect interests in the Merger due to, among other things, securities holdings, pre-existing or future indemnification arrangements, vesting of equity awards, or rights to severance payments in connection with the Merger. Information concerning the interests of these persons will be set forth in the proxy statement relating to the transaction when it becomes available.